Exhibit 99.1

National Grid USA Companies’

Incentive Thrift Plan II

Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017 and Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018

Supplemental Schedule as of December 31, 2018 and Report of Independent Registered Public Accounting Firm

Contents

Report of Independent Registered Public Accounting Firm	1-2

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	4

Notes to Financial Statements	5 – 18

Supplemental Schedule:

Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)	19

NOTE:

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Retirement Plans Committee and Plan Participants

National Grid USA Companies’

    Incentive Thrift Plan II

Brooklyn, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies Incentive Thrift Plan II (the Plan) as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes and schedule (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan II as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Retirement Plans Committee and Plan Participants

National Grid USA Companies’

    Incentive Thrift Plan II

Supplemental Information

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

CliftonLarsonAllen LLP

We have served as the Plan’s auditor since 2007.

Phoenix, Arizona

June 24, 2019

National Grid USA Companies’ Incentive Thrift Plan II

Statements of Net Assets Available for Benefits

December 31, 2018 and 2017

	2018	2017
Assets
Investments, at fair value	$1,782,184,361	$1,927,995,472

Plan interest in Master Trust	312,393,549	308,027,391

Receivables:
Notes receivable from participants	58,225,225	56,241,605
Dividends	2,886,008	2,753,675

Total receivables	61,111,233	58,995,280

Net assets available for benefits	$2,155,689,143	$2,295,018,143

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan II

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2018

Changes in net assets attributed to:
Investment income (loss):
Net depreciation in fair value of investments	$(137,740,857)
Interest and dividend income	15,735,919
Net investment income from Master Trust	6,971,194
Other additions	129,873

Total investment loss	(114,903,871)

Interest income on participant notes receivable	2,040,444

Contributions:
Employee contributions	101,920,643
Employer contributions	30,444,615
Rollover contributions	17,578,515

Total contributions	149,943,773

Distributions:
Benefits paid to participants	(165,821,998)
Fees	(758,301)

Total distributions	(166,580,299)

Net decrease before transfer of assets to a related Plan	(129,499,953)
Net transfer of assets to Thrift Plan I	(9,829,047)
Net assets available for benefits:
Beginning of year	2,295,018,143

End of year	$2,155,689,143

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Note 1.	Description of the Plan

The following description of the National Grid USA Companies’ Incentive Thrift Plan II (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Plan Description

The Plan was established effective September 1, 1984, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan II upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) who are covered by a collective bargaining agreement, are eligible to participate in the Plan, have various Employers’ Matching Contribution (“Matching Contribution”) formulas, and are eligible for Matching Contributions as determined under the terms of the respective collective bargaining agreement for each participating union group.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators were changed effective May 9, 2018 from the Benefits Committee and the Investment Committee to the Retirement Plans Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. (“Wells Fargo”) is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

The Plan was amended November 2, 2017, effective January 1, 2017, to update the clarity of certain plan language in response to their IRS determination letter approval process.

The Plan was amended on December 21, 2017, effective January 1, 2015, to confirm that, effective February 10, 2013, Discount Employer Stock Contributions are no longer made on behalf of any Participants in the Plan.

The Plan was amended effective January 1, 2018 to increase the Matching Contribution for Local IBEW 0097 to 50% of the first 7% of base pay.

The Plan was amended effective January 1, 2019 to adopt a safe harbor design for hardship distributions.

The Plan has evaluated subsequent events for recognition or disclosure through June 24, 2019 the date the financial statements were issued.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1 percent to 50 percent of their eligible compensation contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Plan, and any other salary reductions under the Health Care Spending Account, Health Savings Account, Dependent Care Reimbursement Account or for Company health care coverage.

Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $18,500 and $18,000 in 2018 and 2017, respectively, for employees who did not attain age 50 by the end of the plan year. For employees who did attain age 50 by the last day of the plan year, the annual maximum pre-tax contribution was $24,500 and $24,000 for 2018 and 2017, respectively.

Participants can also elect to contribute up to 15 percent of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50 percent of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $55,000 for 2018 and $54,000 for 2017).

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid USA Companies’ Final Average Pay Pension Plan, Niagara Mohawk Pension Plan, KeySpan Retirement Plan and Retirement Income Plan of KeySpan Corporation) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the Internal Revenue Code (“IRC”). The total amount rolled over from these Plans in 2018 was $15,164,248.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Company Core Contributions

Beginning January 1, 2011, certain union groups, pursuant to their collective bargaining agreement, have begun making Company Core Contributions for eligible Participants. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points as set forth in the plan documents as of January 1 of the plan year. The contribution schedule is as follows:

Points	Core Contribution (% of Pay)
0 < 34	3%
35 - 44	4%
45 - 54	5%
55 - 64	6%
65 - 74	7%
75 - 84	8%
85+	9%

* Once a person reaches 30 years of service, the pay credit is reduced to 4.5 percent for certain unions.

Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard and Core Contributions will begin with their first paycheck after the 1st of the month following 3 months of service. These contributions will continue even if Participants do not contribute to the Plan.

Union Local 97C negotiated a change to their Core Contributions during 2017. Effective May 1, 2017, their Core Contributions are based on Base Pay only, and are based on years of service as follows:

Years of Service	Core Contribution
0 - 4	4%
5 - 9	5%
10 - 14	6%
15 - 19	7%
20 +	8%

Unless elected otherwise, Core Contributions will be automatically invested in the Qualified Default Investment Alternative (“QDIA”) which is the Vanguard Target Retirement Trust Select closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

Company Matching Contributions

The Employers make Matching Contributions to the Plan in accordance with the terms of the collective bargaining agreement for each participating union group.

All Employer Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant. True-up based matching contributions are available to participants who are employed on the last day of the Plan year, who have not had their contributions suspended for taking a hardship withdrawal.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Automatic Enrollment

New hires are automatically enrolled 45 days after the hire date at 6 percent of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The automatic enrollment can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment, the automatic enrollment can be reversed but any money already contributed to the account cannot be returned to the Participant.

Automatic Increase

Participants may elect an automatic increase of 1 to 3 percent of their pre-tax Contributions each year. A participant can elect to make the automatic increase effective at any time during the year and is capped at 50 percent of eligible compensation. It is not available for after-tax Contributions.

Participant Accounts

Each Participant’s account is credited with the Participant’s Contribution and allocations of (a) the Employer’s Matching Contributions (b) Company Core contributions (if applicable), and (c) allocations of plan earnings, net of fees. Allocations are based on Participant earnings, account balances or specific participant transactions, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

Vesting

Participants are immediately vested in their Elective Contributions. Vesting of Matching and Company Core Contributions varies and are subject to the terms of the collective bargaining agreement for each union group.

Notes Receivable from Participants

An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50 percent of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set at the time Participants apply for a loan based on the rate established by the Administrator. Interest rates at December 31, 2018 ranged from 3.25 percent to 9.25 percent. Participants who leave the Company or are on an unpaid leave of absence can continue to repay their outstanding loan balance through the remaining amortization period directly to Vanguard.

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full by the contractual maturity date. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination, the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $2,247,860 and $2,034,781 as of December 31, 2018 and 2017, respectively.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Payment of Benefits

Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1/2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

The Plan allows automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and the Participant is no longer employed by the Company. The Participant must consent to the distribution if the present value is more than $1,000.

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 70 1/2. At that time, Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Non-elective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.

Forfeitures

Forfeiture accounts are maintained to hold any Employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2018 and 2017, forfeited non-vested accounts totaled $60,421 and $11,571, respectively. These accounts may be used to reduce future Employer contributions and pay plan administration expenses as described in the plan document. During the year ended December 31, 2018, $80,981 of forfeited non-vested accounts were used to reduce Employer contributions.

Note 2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting.

Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value (except for fully benefit-responsive investment contracts, which are reported at contract value). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the trustees. See Note 10 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the gains and losses on investments bought and sold as well as held during the year.

Expenses

Management fees and operating expenses are charged to plan Participants and are reflected as a reduction of investment return in each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses.

Notes Receivable from Participants

Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Related fees are recorded as administrative expenses and are expensed when they are incurred. Interest income is recorded on the accrual basis. No allowance for credit losses has been recorded as of December 31, 2018 and 2017.

Payment of Benefits

Benefit payments to, and withdrawals by Participants, are recorded when paid.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Recent Accounting Standards

In February 2017, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965)-Employee Benefit Plan Master Trust Reporting. The main provisions of the ASU require a plan to separately present the plan’s interest in any master trusts and changes therein in the statements of net assets available for benefits, and in the statement of changes in net assets available for benefits, respectively. Plans with divided interests are no longer required to disclose the percentage interest in the master trust, instead, all plans are required to disclose the dollar amount of the plan’s interest by general type of investment. Additionally, all plans are required to disclose the balances of the master trust’s other assets and liabilities, and the dollar amount of the plan’s interest in each of those balances. Lastly, 401(h) account disclosures are no longer required to be included in the health and welfare benefit plan financial statements. The health and welfare plan is only required to disclose the name of the pension plan in which those 401(h) disclosures are included. The amendments in ASU 2017-06 are effective for fiscal years beginning after December 15, 2018, however, early adoption is permitted. Management is in the process of evaluating the ASU, and have not determined the impact to the Plan’s financial statements.

Note 3.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine, and participants will become 100 percent vested in their Company contributions.

Note 4.	Tax Status

The IRS has determined and informed the Company by a letter dated October 18, 2017, that the Plan was designed in accordance with applicable sections of the IRC. The Plan has since been amended, however, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

U.S. GAAP requires management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 5.	Related Party and Party-In-Interest Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party in interest transactions. Moreover, the Plan’s investment options include mutual funds and collective trust funds managed by Vanguard.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Note 6.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.

Note 7.	Plan Administrative and Consulting Expenses

Some administrative expenses for the Plan are paid by the Company. The trustee was paid $741,328 in administration fees out of plan assets for administering and consulting related to the Plan during the year ended December 31, 2018.

Note 8.	Guaranteed Investment Contracts

The Plan holds within the Master Trust a stable value investment, the Galliard Stable Value Fund (“the Galliard Fund”) which primarily invests in investment contracts, including separate account guaranteed investment contracts (ISA GICs) and Synthetic GICs (security-backed investment contracts) issued by insurance companies and other financial institutions. The Galliard Fund also invests in the Wells Fargo/BlackRock Short-Term Investment Fund S, which invests in highly liquid assets. The Galliard Fund uses the Wells Fargo/BlackRock Short Term Investment Fund S for daily liquidity needs.

A security-backed contract is an investment contract (also known as a synthetic GIC or a separate account GIC) issued by an insurance company or other financial institution, backed by a portfolio of bonds. The bond portfolio is either owned directly by the Galliard Fund or owned by the contract issuer and segregated in a separate account for the benefit of the Galliard Fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified participant withdrawals will be at contract value. In the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds fair value of the underlying portfolio.

A security-backed contract is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds or units of a collective fund that are owned by the Galliard Fund. Security-backed contracts are considered either “targeted benchmark” (underlying investments are managed to a specific benchmark) or “targeted duration” (underlying investments are managed to a specific duration). The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified Participant withdrawals will be at contract value.

Risks arise when entering into any investment contract due to the potential inability of the issuer to meet the terms of the contract. In addition, security backed contracts have the risk of default or the lack of liquidity of the underlying portfolio assets.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

The security backed contracts are designed to reset their respective crediting rates on a quarterly basis. Security-backed contracts cannot credit an interest rate that is less than zero percent. The crediting rate of security-backed contracts will track current market yields on a trailing basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

To the extent that the underlying portfolio of a security-backed contract has unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value under contract value accounting. As a result, the future crediting rate may be lower over time than the then current market rates. Similarly, if the underlying portfolio generates unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher than the then current market rates.

Security-backed contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Galliard Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract.

Each contract issuer specifies the events which may trigger a market value adjustment. At this time, the Galliard Fund does not believe that the occurrence of any such market value event, which would limit the Galliard Fund’s ability to transact at contract value with Participants, is probable.

Security-backed contracts generally are evergreen contracts that contain termination provisions, allowing the Galliard Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero.

In addition, if the Galliard Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Galliard Fund will receive the fair value as of the date of termination.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

1.	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code

2.	Premature termination of the contracts

3.	Plan termination or merger

4.	Changes to the Plan’s prohibition on competing investment options

5.	Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.

No events are probable of occurring that might limit the ability of the Plan to transact at contract value with the contract issuers and that also would limit the ability of the Plan to transact at contract value with the participants.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

1.	An uncured violation of the Plan’s investment guidelines

2.	A breach of material obligation under the contract

3.	A material misrepresentation

4.	A material amendment to the agreements without the consent of the issuer.

Note 9.	Master Trust

A portion of the Plan’s investments are in the Master Trust, which was established for the investment of assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan I. Each participating retirement plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Wells Fargo.

The value of the Plan’s interest in the Master Trust is based on the beginning of the year value of the Plan’s interest in the trust plus actual contributions and allocated investment income less actual distributions and allocated administrative expenses. At December 31, 2018 and 2017, the Plan’s interest in the net assets of the Master Trust was approximately 54 and 55 percent respectively. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon the amount of the time the Plan’s assets were invested in the Master Trust.

The following table presents the net assets of the Master Trust as of December 31, 2018 and 2017:

	2018	2017
Investments, at fair value
Collective trust funds	$52,776,285	$24,567,422
Liabilities	(270,538)	(271,813)

Total investments at fair value	52,505,747	24,295,609

Investments, at contract value:
Synthetic investment contracts	388,856,437	396,878,229
Guaranteed investment contract	137,165,832	139,504,368

Total investments, at contract value	526,022,269	536,382,597

Net assets of the Master Trust	$578,528,016	$560,678,206

Plan interest in Master Trust	$312,393,549	$308,027,391

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

The following are the changes in net assets for the Master Trust for the year ended December 31, 2018:

Interest	$12,708,505
Contributions	28,994,629
Benefit payments	(74,359,137)
Participant loan payments	3,566,287
Participant loan withdrawals	(3,288,132)
Other net deductions	(158,872)
Net transfers	50,386,530

Increase in net assets	17,849,810
Net assets:
Beginning of year	560,678,206

End of year	$578,528,016

Refer to Notes 8 and 10 for description of the valuation methodologies used.

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2018 and 2017:

	Master Trust Assets at Fair Value as of December 31, 2018
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust funds	$—	$52,776,285	$—	$52,776,285

	Master Trust Assets at Fair Value as of December 31, 2017
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trust funds	$—	$24,567,422	$—	$24,567,422

Note 10.	Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under authoritative guidance are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observables and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2018 or 2017:

Common stock: Investments in the National Grid American Depositary Receipts (which trades on the New York Stock Exchange (“NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.

Mutual funds are valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The collective trusts are valued at the NAV of units of the bank collective trust. NAV is a readily determinable fair value and is the basis for current transactions. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of the collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2018 and 2017 excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2018
	Quoted Prices	Significant	Significant
	in Active	Other Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Collective trust funds	$—	$1,366,664,108	$—	$1,366,664,108
Common Stock	130,093,142	—	—	130,093,142
Mutual funds	285,427,111	—	—	285,427,111

Total investments subject to the fair value hierarchy	$415,520,253	$1,366,664,108	$—	$1,782,184,361

	Assets at Fair Value as of December 31, 2017
	Quoted Prices	Significant	Significant
	in Active	Other Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Collective trust funds	$—	$1,460,934,971	$—	$1,460,934,971
Common Stock	158,299,718	—	—	158,299,718
Mutual funds	308,760,783	—	—	308,760,783

Total investments subject to the fair value hierarchy	$467,060,501	$1,460,934,971	$—	$1,927,995,472

Note 11.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

National Grid USA Companies’ Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2018 and 2017

Note 12.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2018 and 2017:

	2018	2017
Net assets available for benefits per the financial statements	$2,155,689,143	$2,295,018,143
Less deemed distributions	(2,247,860)	(2,034,781)

Net assets available for benefits per the Form 5500	$2,153,441,283	$2,292,983,362

The following is reconciliation of the change in net assets per the financial statements to the Form 5500 for the year ended December 31, 2018:

Change in net assets available for benefits per the financial statements	$(129,499,953)
Change in cumulative deemed distributions	(213,079)

Change in net assets available for benefits per the Form 5500	$(129,713,032)

National Grid USA Companies’ Incentive Thrift Plan II

Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)

December 31, 2018

Plan #007

EIN: 04-1663150

		(c) Description of Investment,
	(b) Identity of Issuer,	including maturity date,
	borrower, lessor or	rate of interest, collateral,
(a)	similar party	par or maturity value	(d) Cost**	(e) Current Value
	Mutual funds:
*	PIMCO Total Return Fund; Institutional Class	Mutual fund; 3,752,864 shares		$37,265,942
*	Vanguard Extended Market Index Fund: Inst’l Plus Shares	Mutual fund; 382,266 shares		71,407,263
*	Vanguard FTSE All-World ex-US Index Fund: Inst’l Shares	Mutual fund; 344,389 shares		30,967,484
*	Vanguard Institutional Index Fund Plus Shares	Mutual fund; 576,406 shares		131,172,616
*	Vanguard Total Bond Market Index Fund: Inst’l Shr	Mutual fund; 1,398,450 shares		14,613,806

	Total mutual funds			285,427,111

	Collective trust funds:
	T. Rowe Price Retirement 2005 Trust; Class F	Collective trust fund; 130,071 units		1,873,027
	T. Rowe Price Retirement 2010 Trust; Class F	Collective trust fund; 79,342 units		1,187,745
	T. Rowe Price Retirement 2015 Trust; Class F	Collective trust fund; 79,063 units		1,254,731
	T. Rowe Price Retirement 2020 Trust; Class F	Collective trust fund; 521,116 units		8,713,066
	T. Rowe Price Retirement 2025 Trust; Class F	Collective trust fund; 22,082 units		386,430
	T. Rowe Price Retirement 2030 Trust; Class F	Collective trust fund; 1,069,200 units		19,459,432
	T. Rowe Price Retirement 2035 Trust; Class F	Collective trust fund; 27,431 units		512,963
	T. Rowe Price Retirement 2040 Trust; Class F	Collective trust fund; 573,385 units		10,911,511
	T. Rowe Price Retirement 2045 Trust; Class F	Collective trust fund; 36,799 units		701,022
	T. Rowe Price Retirement 2050 Trust; Class F	Collective trust fund; 228,262 units		4,346,116
	T. Rowe Price Retirement 2055 Trust; Class F	Collective trust fund; 22 units		426
	T. Rowe Price Retirement 2060 Trust; Class F	Collective trust fund; 66,553 units		810,622
*	Vanguard Target Retirement 2015 Trust Select	Collective trust fund; 2,426,835 units		81,687,279
*	Vanguard Target Retirement 2020 Trust Select	Collective trust fund; 5,016,364 units		170,757,014
*	Vanguard Target Retirement 2025 Trust Select	Collective trust fund; 9,664,028 units		330,896,316
*	Vanguard Target Retirement 2030 Trust Select	Collective trust fund; 8,117,736 units		278,844,231
*	Vanguard Target Retirement 2035 Trust Select	Collective trust fund; 3,930,606 units		135,487,983
*	Vanguard Target Retirement 2040 Trust Select	Collective trust fund; 2,474,617 units		85,448,525
*	Vanguard Target Retirement 2045 Trust Select	Collective trust fund; 2,048,325 units		70,769,634
*	Vanguard Target Retirement 2050 Trust Select	Collective trust fund; 2,026,232 units		69,986,049
*	Vanguard Target Retirement 2055 Trust Select	Collective trust fund; 894,815 units		30,889,005
*	Vanguard Target Retirement 2060 Trust Select	Collective trust fund; 366,629 units		12,663,356
*	Vanguard Target Retirement 2065 Trust Select	Collective trust fund; 45,926 units		953,424
*	Vanguard Target Retirement Income Trust Select	Collective trust fund; 1,448,651 units		48,124,201

	Total collective trust funds			1,366,664,108

	Common Stock:
	National Grid American Depository Receipt Fund	Common stock; 2,711,404 units		130,093,142

	Total common stock			130,093,142

	Total investments per financial statements			1,782,184,361
*	Notes receivable from participants	Loans to participants with various maturities and rates of interest from 3.25% to 9.25%		55,977,365

	Total investments per Form 5500			$1,838,161,726

*	Represents a party-in-interest as defined by ERISA.
**	All investments are participant-directed; therefore cost information has not been presented.